SAUSALITO, CA-- Public Media Works Files Voluntary Chapter 11 Petition

Public Media Works, (PUBM.OB) announced today that it has filed a voluntary petition under Chapter 11 of the U. S. Bankruptcy Code.

Over the past several months, Public Media Works has undertaken significant efforts to reduce its expenses including ceasing operations of its movie rental kiosks while developing plans to continue in its core business. The Company's inability to identify new sources of liquidity necessary to redeploy and market its kiosks have caused it to seek bankruptcy protection in order to better manage its operations through an orderly restructuring process. The case number of the filing is 6-11-bk-40137-MJ.
"We believe that Chapter 11 is necessary to restructure the Company's outstanding debt, and establish a sustainable, long-term capital structure for the business," said Martin W. Greenwald, CEO of the Company. "We have worked tirelessly during the past several months to develop our plans, address our existing financial obligations, and seek further funding. The Company has concluded that it would be unable to secure the financing it requires in the absence of a Chapter 11 plan of reorganization which, if successful, can clean up the Company’s balance sheet."

"Our goal is to emerge from Chapter 11 as soon as possible. The Company is working on securing a debtor in possession, (DIP), loan to allow it to maintain operations at a minimal level while it develops a Plan of Reorganization to present to creditors and the Court for approval. I want to thank all of our shareholders and creditors for their patience in this difficult time. It has been very challenging" said Mr. Greenwald.

This press release contains forward-looking statements. Such forward-looking statements, particularly as related to the business plans of Public Media Works, the rollout and deployment of DVD entertainment kiosks, the ability to enter into agreements with retail partners, to gain market share, the ability to adequately capitalize the company to purchase and place kiosks, the size of the market, the appeal of our kiosk and rental pricing to consumers, and the ability to compete effectively in the marketplace, and the future opportunities of the company, are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the Company's expectations and estimates. "Spot. The difference™" is a trademark licensed to Public Media Works, Inc.

Contact:

Public Media Works Corporate Offices 2330 Marinship Way, Suite 300 Sausalito, CA 94965. Company Contact: 415.331.7700

For Investor Relations contact Jeffery Salzwedel, Salzwedel Financial Communications 503.722.7300